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                             SECURITIES AND EXCHANGE
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                                           Commission File Number  000-27892
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                           NOTIFICATION OF LATE FILING

(Check One): [X]  Form 10-K  [ ]  Form 20-F  [ ]  Form 11-K
             [ ]  Form 10-Q  [ ]  Form N-SAR


For Period Ended:       December 31, 2001
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[ ] Transition Report on Form 10-K        [ ]  Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F        [ ]  Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

  For the Transition Period Ended:
                                  ---------------------------------------

  Read attached instruction sheet before preparing form. Please print or type.

  Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

  If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification
relates:                      [INSERT ITEMS FILING LATE]
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                                     PART I
                             REGISTRANT INFORMATION

Full Name of Registrant  SIPEX Corporation
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Former Name if Applicable

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Address of principal executive office (Street and Number)

22 Linnell Circle
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City, state and zip code    Billerica, Massachusetts  01821
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                                     PART II
                            RULES 12B-25 (b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)


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[X]  (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
[X] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

     State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach Extra Sheets if Needed.)

     SIPEX Corporation (the "Registrant") is unable to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2001 within 90 days after the end of such period without unreasonable effort or expense because KPMG LLP ("KPMG"), the Registrant's independent auditors, require additional time to complete its audit. Attached hereto as Exhibit A is a statement signed by KPMG stating the reasons why KPMG is unable to provide its consent to the Registrant's financial statements.

                                     PART IV
                                OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification.

    Frank R. DiPietro               (978)                  671-1909
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         (Name)                  (Area Code)          (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is not, identify report(s).
                                                               [X]  Yes  [ ]  No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                               [ ]  Yes  [X]  No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                SIPEX Corporation
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                  (Name of Registrant as Specified in Charter)

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Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date   April 1, 2002             By     /s/ Frank R. DiPietro
     ------------------------       --------------------------------------------
                                 Name:  Frank R. DiPietro
                                 Title: Executive Vice President, Finance and
                                        Chief Financial Officer